Exhibit 99.1

Wyndham Destinations, Inc.
2018 Employee Stock Purchase Plan

1. Purpose. The Wyndham Destinations, Inc. 2018 Employee Stock Purchase Plan is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to become shareholders of the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code, and the Plan shall be interpreted in a manner that is consistent with that intent.
2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Change in Control” has the same meaning set forth in the Company’s 2006 Equity and Incentive Plan, as may be hereafter amended from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means shares of the common stock, par value $.01 per share, of the Company.
“Company” means Wyndham Destinations, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
“Compensation” means, unless otherwise determined by the Committee, all of each Eligible Employee’s regular or base salary or wages (including overtime and commissions) paid to such Eligible Employee by the Company or a Subsidiary. Unless otherwise determined by the Committee, Compensation shall not include annual bonus payments, certain incentive payments, stock option payments or other income in connection with equity-based awards, severance pay, allowances or reimbursements such as car allowances, relocation expenses or any other forms of compensation other than base salary or wages. Compensation shall include only that compensation which is actually paid to the Eligible Employee during the calendar year. Notwithstanding the foregoing, Compensation shall include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Eligible Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) or 451. The Committee will have discretion to determine the application of this definition under the Plan or any sub-plan outside of the United States.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 20.10 hereof. Notwithstanding the foregoing, an Offering Period can commence after Board approval but prior to shareholder approval; provided that options granted under such Offering Period will be contingent upon receipt of shareholder approval, and if shareholder approval is not obtained, all accumulated payroll deductions will be promptly refunded and no shares of Common Stock may be issued under the Plan.
“Employee” means any person who renders services to the Company or a Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship in the United States shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
“Eligible Employee” means, consistent with the requirements of Section 423 of the Code, an Employee of the Company or a Participating Subsidiary, excluding any Employee (i) who is employed for less than ninety (90) days (or such other period of time as the Committee may determine in is discretion, which in no event may exceed two (2) years) prior to enrollment in the ESPP, (ii) whose customary employment is less than twenty (20) hours per week, or (iii) whose customary employment is for not more than five (5) months per calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering Employees who are "highly compensated employees" of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“Fair Market Value” means, as of any date, including for purposes of this Plan any Purchase Date, unless otherwise determined by the Committee or required by applicable law, the closing price of Common Stock as reported on Bloomberg. Notwithstanding the foregoing, if at the Purchase Date or any other applicable date, the Common Stock is not then listed on a national securities exchange, "Fair Market Value" shall mean, (i) if the shares of Common Stock are then traded in an over-the-counter market, the average of the bid and ask price for shares of Common Stock in such over-the-counter market on such date, and (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, or the value of such shares is not otherwise determinable, such value as determined by the Committee in its sole discretion.
“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.
“Offering or Offering Period” means a period of six months beginning each January 1st and July 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.
“Officer” means an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Exchange Act.
“Participant” means an Eligible Employee who is actively participating in the Plan.
“Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.
“Plan” means the Wyndham Destinations, Inc. 2018 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.
“Purchase Price” means, unless otherwise provided by the Committee, an amount equal to ninety (90%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than 85% of the closing price of the Common Stock on the Purchase Date.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
“Trading Day” means any day on which the stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3. Administration.
3.1 Authority. The Plan shall be administered by the Committee, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, (a) determining when and how rights to purchase Common Stock will be granted and the terms of each Offering (which need not be identical); (b) designating from time to time which Subsidiaries will be Participating Subsidiaries, which designation may be made without the approval of the Company’s shareholders, and adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code; and (c) making all determinations it deems advisable for the administration of the Plan or any sub-plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.
3.2 Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more of the Company’s officers or management team, or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of this Plan, reference to the “Committee” will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.2.
3.3 Indemnification. The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) to whom the Committee has delegated its authority under the Plan pursuant to Section 3.2 (including any such individual who formerly served as such a delegee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
4. Eligibility.
4.1 General. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of an Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.
4.2 Limits on Participation. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if:
(a) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, or
(b) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $15,000 (or such other amount as the Committee may determine in its discretion, which amount may in no event exceed $25,000) of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.
5. Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1st and July 1st of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.
6. Participation.
6.1 Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures and deadlines established by the Committee. Such Enrollment Form may be an electronic document completed by the Eligible Employee or generated by the Eligible Employee via participation in an interactive voice response system. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least two percent (2%), but not more than ten percent (10%) (only in whole percentages) of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time in its discretion before an Offering Period begins). A Participant may not make any additional contributions to his or her plan notional account. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.
6.2 Election Changes. During an Offering Period, a Participant may elect to decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions, which Enrollment Form must be submitted at least thirty (30) days prior to the Purchase Date. Any such election to increase or decrease payroll deductions will be effective as soon as reasonably practicable after the Company’s receipt of the new Enrollment Form. A Participant may decrease or increase his or her rate of payroll deductions for any future Offering Period by submitting a new Enrollment Form authorizing the new rate of payroll deductions during the enrollment period established pursuant to Section 6.1 for that Offering Period.
6.3 Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise ceases to be an Eligible Employee in accordance with Section 11.
6.4 Automatic Decrease. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4 above, a Participant’s payroll deductions will be decreased to zero percent (0%). Payroll deductions will recommence at the rate provided in such Participant’s Enrollment Form when permitted under Section 423(b)(8) of the Code and Section 4 unless the Participant sooner withdraws from the Plan in accordance with Section 10 or terminates employment or otherwise ceases to be an Eligible Employee in accordance with Section 11.

7. Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant's accumulated payroll deductions by the applicable Purchase Price, subject to the terms and conditions of this Plan.
8. Exercise of Option/Purchase of Shares. A Participant's option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period, subject to the terms and conditions of this Plan. The Participant's accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant's notional account. No fractional shares may be purchased under the Plan unless otherwise provided by the Committee. Any cash in lieu of fractional shares remaining after the purchase of whole shares upon exercise of the option will be credited to a Participant’s notional account and carried forward and applied toward the purchase of whole shares for the next following Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment or cessation as an Eligible Employee in accordance with Section 11. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
9. Transfer of Shares. The Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option as soon as reasonably practicable. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10. Withdrawal.
10.1 Withdrawal Procedure. A Participant may withdraw from an Offering by submitting a revised Enrollment Form indicating his or her election to withdraw more than thirty (30) days prior to the Purchase Date. All (but not less than all) of the accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant as soon as administratively practicable following receipt of the Participant's Enrollment Form indicating his or her election to withdraw, and the Participant's option shall be automatically terminated. If a Participant submits a revised Enrollment Form indicating his or her election to withdraw within the thirty (30) day period prior to the Purchase Date, the accumulated payroll deductions shall be used to purchase shares on such Purchase Date, the Participant's participation in the Plan shall thereafter be automatically terminated, and any payroll deductions remaining in the Participant's notional account shall be returned to the Participant as soon as administratively practicable following such Purchase Date. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.
10.2 Effect on Succeeding Offering Periods. A Participant's election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws subject to eligibility and compliance with Section 6.1 and other requirements set forth in this Plan and established by the Committee.
11. Termination of Employment; Change in Employment Status. Upon termination of a Participant's employment for any reason, or a change in the Participant's employment status following which the Participant is no longer an Eligible Employee, which in either case occurs more than thirty (30) days prior to the Purchase Date, the Participant will be deemed to have withdrawn from the Plan, the Participant’s option shall be automatically terminated, and the payroll deductions in the Participant's notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant's death, to any person(s) entitled to such amounts under Section 17, as soon as administratively practicable following such termination or change in status . If the Participant's termination of employment or change in status occurs within the thirty (30) days prior to a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on such Purchase Date, the Participant's participation in the Plan shall thereafter be automatically terminated, and any payroll deductions remaining in the Participant's notional account shall be returned to the Participant, or in the case of the Participant's death, to any person(s) entitled to such amounts under Section 17, as soon as administratively practicable following such Purchase Date.
12. Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13. Shares Reserved for Plan.
13.1 Number of Shares. A total of 2,500,000 shares of Common Stock have been reserved as authorized for the grant of options under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.
13.2 Over-subscribed Offerings. The number of shares of Common Stock that a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make an allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14. Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15. Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions.
16. Statements. Participants will be provided with statements at least annually and shall have electronic access to account information, including the Participant’s payroll deduction amounts under the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant's notional account.
17. Designation of Beneficiary. A Participant may file, on a form supplied by the Committee, a written designation of beneficiary who, in the event of such Participant’s death, is to receive, as applicable (i) any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant's ESPP Share Account under the Plan and (ii) in the event of the Participant’s death more than thirty (30) days prior to the Purchase Date of an Offering Period, any cash withheld through payroll deductions and credited to the Participant’s notional account.
18. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.
18.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company's structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.
18.2 Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the dissolution or liquidation. The Committee shall notify each Participant in writing, prior to the new Purchase Date, that the Purchase Date for the Participant’s option has been changed to the new Purchase Date and that the Participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering then in progress or the Plan as provided in Section 10.
18.3 Change in Control. In the event of a Change in Control, any Offering then in progress shall be shortened by setting a new Purchase Date specified before the date of the Change in Control, unless the Committee shall, in its sole discretion, provide for the assumption or substitution of outstanding options in a manner complying with Section 424(a) of the Code. The Committee shall notify each Participant in writing, prior to any new Purchase Date, that the Purchase Date for the Participant’s option has been changed to the new Purchase Date and that the Participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering then in progress or the Plan as provided in Section 10.
19. Accommodation of Local Laws; Foreign Employees.
(a) The Committee may adopt rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures, tax policies or custom.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding, among other items, the handling of payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and other matters that vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Code Section 423(b), including but not limited to the requirement that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan.  The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which may be designed to be within or outside the scope of Code Section 423.  Such rules or sub-plans may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such rules or sub-plan, the provisions of the Plan shall govern.
(b) An Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the U.S. (without regard to whether such individual also is a citizen or resident of the U.S. or is a “resident alien” within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
20. General Provisions.
20.1 Equal Rights and Privileges. In accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.
20.2 No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
20.3 Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant's ESPP Share Account. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided in Section 9 above.
20.4 Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
20.5 Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
20.6 Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.
20.7 Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 20.8, shall have a term of ten (10) years.
20.8 Amendment or Termination.
(a) The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
(b) An amendment to the Plan must be approved by stockholders within twelve (12) months of being adopted by the Board if such amendment would increase the number of shares reserved for issuance under Section 13.1 above (other than any increase under Section 18.1) or if the amendment involves any change that would be considered the adoption of a new plan under Section 423 of the Code and Treas. Reg. Sect. 1.423-2(c)(4).
20.9 Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
20.10 Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
20.11 Section 423. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.
20.12 Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.
20.13 Tax Qualification. Although the Company may endeavor to (a) qualify an option for specific tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (b) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything contrary in the Plan.
20.14 Notification Upon Sale of Shares. Each Participant who is a U.S. taxpayer agrees, by enrolling in the Plan, to give the Company prompt notice of any disposition of shares of Common Stock purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.
20.15 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
20.16 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.
20.17 Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Subsidiary that employs the Participant, the Company and its designees in order to administer the Plan.
20.18 Insider Trading. All transfers or other dispositions of Common Stock and elections under the Plan shall be executed by Participants in accordance with the Company’s insider trading policy.